Exhibit 8.1

[Letterhead of Latham & Watkins LLP]

[                    ], 2014

Kilroy Realty Corporation

1200 W. Olympic Boulevard, Suite 200

Los Angeles, CA 90064

Re:	Agreement and Plan of Merger dated as of July 11, 2014

Ladies and Gentlemen:

We have acted as special counsel to Kilroy Realty Corporation, a Maryland corporation (“KRC”), in connection with the proposed merger (the “Merger”) of the San Francisco Flower Growers’ Association, a California corporation (“SFFGA”), with and into KR SFFGA LLC, a Delaware limited liability company (“Merger Sub”) and a wholly owned subsidiary of KRC, with Merger Sub surviving the Merger. The Merger will be consummated pursuant to the Agreement and Plan of Merger dated as of July 11, 2014 (the “Merger Agreement”). This opinion is being delivered in connection with the registration statement on Form S-4 (Registration No. 333-[            ]) initially filed by KRC with the Securities and Exchange Commission on [                    ], 2014, as amended through the date hereof (the “Form S-4”), which includes the proxy statement relating to the Merger (the “Proxy Statement”). Capitalized terms not defined herein have the meanings specified in the Merger Agreement unless otherwise indicated.

In rendering our opinion, we have examined and, with your consent, are expressly relying upon (without any independent investigation or review thereof) the truth and accuracy of the factual statements, representations and warranties contained in (i) the Merger Agreement (including any Exhibits and Schedules thereto), (ii) the Form S-4 and the Proxy Statement, (iii) the respective tax representation letters of KRC and of SFFGA delivered to us for purposes of this opinion (the “Officer’s Certificates”), and (iv) such other documents and corporate records as we have deemed necessary or appropriate for purposes of our opinion.

In addition, we have assumed, with your consent, that:

1.	Original documents (including signatures) are authentic, and documents submitted to us as copies conform to the original documents, and there has been (or will be by the Effective Time) execution and delivery of all documents where execution and delivery are prerequisites to the effectiveness thereof;

2.	The Merger will be consummated in the manner contemplated by, and in accordance with the provisions of, the Merger Agreement, the Form S-4 and the Proxy Statement, and the Merger will be effective under the laws of the State of California and the State of Delaware;

3.	All factual statements, descriptions and representations contained in any of the documents referred to herein or otherwise made to us are true, complete and correct in all respects and will remain true, complete and correct in all respects up to and including the Effective Time, and no actions have been taken or will be taken which are inconsistent with such factual statements, descriptions or representations or which make any such factual statements, descriptions or representations untrue, incomplete or incorrect at the Effective Time;

4.	Any statements made in any of the documents referred to herein “to the knowledge of” or similarly qualified are true, complete and correct in all respects and will continue to be true, complete and correct in all respects at all times up to and including the Effective Time, in each case without such qualification; and

5.	The parties have complied with and, if applicable, will continue to comply with, the covenants contained in the Merger Agreement, the Form S-4 and the Proxy Statement.

Based upon and subject to the foregoing, and subject to the qualifications and limitations stated in the Form S-4, the Joint Proxy Statement, the Officer’s Certificates and herein, we are of the opinion that, for United States federal income tax purposes, the Merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

In addition to the matters set forth above, this opinion is subject to the exceptions, limitations and qualifications set forth below.

1.	This opinion represents our best judgment regarding the application of United States federal income tax laws arising under the Code, existing judicial decisions, administrative regulations and published rulings and procedures, but does not address all of the United States federal income tax consequences of the Merger. We express no opinion as to United States federal, state, local, foreign, or other tax consequences, other than as set forth herein. Our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not assert a contrary position. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the conclusions stated herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the United States federal income tax laws.

2.	No opinion is expressed as to any transaction other than the Merger as described in the Merger Agreement, or to any transaction whatsoever, including the Merger, if, to the extent relevant to our opinion, either all the transactions described in the Merger Agreement are not consummated in accordance with the terms of the Merger Agreement and without waiver or breach of any provisions thereof or all of the factual statements, representations, warranties and assumptions upon which we have relied are not true and accurate at all relevant times.

This opinion is rendered only to you and is solely for your use in connection with KRC’s filing of the Form S-4 and the Proxy Statement, upon the understanding that we are not hereby assuming professional responsibility to any other person whatsoever. This opinion letter may not be relied upon by you for any other purpose, or furnished to, quoted to, or relied upon by any other person, firm, or other entity for any purpose, without our prior written consent, which may be granted or withheld in our discretion, except that this opinion may be furnished or quoted to judicial regulatory authorities having jurisdiction over you, and provided, however, that this opinion may be relied upon by persons entitled to rely on it pursuant to applicable provisions of federal securities law. We consent to the filing of this opinion as an exhibit to the Form S-4 and the Proxy Statement and to the reference to our firm name therein under the captions “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” and “Legal Opinions.” In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

DRAFT